UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2009

Cott Corporation

(Exact name of registrant as specified in its charter)

Canada	001-31410	98-0154711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road Mississauga, Ontario, Canada	L4V1H6

5519 West Idlewild Avenue Tampa, Florida, United States	33634
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(905) 672-1900 (813) 313-1800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Appointment of Neal Cravens as Chief Financial Officer

On August 21, 2009, Cott Corporation (the “Company”) announced the appointment of Neal Cravens as the Company’s Chief Financial Officer, effective September 8, 2009.

Mr. Cravens, 56, spent approximately twenty years of his career with Seagram Company, Ltd., the beverage, consumer products and media entertainment company. He served successively as Vice President, Planning, Mergers and Acquisitions, Senior Vice President, Finance and Chief Accounting Officer, and Executive Vice President and Chief Financial Officer at the divisional level.

In 2004, Mr. Cravens joined Warner Music Group as Senior Vice President Finance. More recently, he served in the Chief Financial Officer role for Almatis GmbH, a global chemical company, during 2006, and Advantage Sales & Marketing, a consumer products broker, from 2007 to 2008. Immediately prior to joining the Company, Mr. Cravens was a financial consultant to FM Facility Maintenance, a facilities maintenance company formerly known as Integrated Process Technologies.

In connection with his appointment, on August 19, 2009 the Company entered into an Offer Letter with Mr. Cravens setting out the terms of his employment.

Mr. Cravens will earn an annual base salary of $300,000 and is eligible to participate in the Company’s annual executive bonus plan with an annual target bonus equal to 75% of his base salary, and he has the opportunity to earn up to 150% of his base salary for achievement of goals in excess of the target goals, as approved by the Human Resources and Compensation Committee.

Mr. Cravens is eligible to participate in any of the Company’s long-term incentive plans, as well as benefit plans made available to its employees and senior executives. He will receive an award of 100,000 Share Appreciation Rights pursuant to the terms of the Company’s Amended and Restated Share Appreciation Rights Plan. The award vests in equal installments on the first three anniversaries of his employment, provided he is employed by the Company on the applicable vesting date.

If Mr. Cravens’s employment is terminated by the Company without Cause or by Mr. Cravens for Good Reason (as such terms are defined in the Offer Letter), he would receive nine months’ severance, including benefits.

Mr. Cravens has agreed to a non-competition covenant that generally limits his ability to compete with the Company in any countries in which it conducts business. He has also agreed to non-solicitation and non-disparagement covenants. These limitations continue during the term of employment and for a period of nine months following termination, regardless of the cause of the termination.

There is no arrangement or understanding between Mr. Cravens and any other person(s) pursuant to which he was selected as Chief Financial Officer. Mr. Cravens does not have any family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Other than his employment relationship, Mr. Cravens does not have a direct or indirect material interest in any transaction in which the Company is a participant.

Termination of Juan Figuereo

In connection with Mr. Cravens’s appointment, Juan Figuereo will cease to serve as the Company’s Chief Financial Officer, effective September 8, 2009. Mr. Figuereo will stay with the Company for a period of time to transition matters to Mr. Cravens. Discussions are underway between the Company, Mr. Figuereo and Mr. Cravens with respect to the transition.

On August 21, 2009, the Company issued a press release announcing the above changes. A copy of the press release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cott Corporation

August 24, 2009	By:	/s/ Matthew A. Kane, Jr.
Matthew A. Kane, Jr.
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated August 20, 2009.